Exhibit 99.1

PRESS RELEASE

Beazer Provides Preliminary Fourth Quarter Data

Beazer Homes USA, Inc. (NYSE: BZH) (www.beazer.com) today provided preliminary fourth quarter new home orders, new home closings and its backlog and cash and cash equivalents as of September 30, 2011. The Company is providing this information in advance of an upcoming investor conference and investor meetings.

The Company currently expects to announce its financial results for the quarter ended September 30, 2011 on Tuesday, November 15, 2011.

Results from continuing operations for the quarter ended September 30, 2011:

•	Q4 FY11 Orders: 1,006, up 33% from Q4 FY10
•	Q4 FY11 Closings: 1,376, up 23% from Q4 FY10
•	Backlog units at September 30, 2011: 1,450, up 88% from September 30, 2010

Cash & Cash Equivalents:

•	Total cash & cash equivalents at September 30, 2011: $646 million
•	Unrestricted cash at September 30, 2011: approximately $370 million

Due to several new mortgage underwriting audit processes implemented in September by the Company’s largest mortgage provider, over 100 home closings were pushed from the last week of September into October. These closings are expected to generate approximately $23 million of additional cash during the first 2 weeks of October that had previously been anticipated to be collected prior to September 30, 2011. The Company is working with the mortgage provider to improve the home closing process in order to provide better customer service to its home buyers and more visibility to the timing of its anticipated cash flows.

“I am pleased that we generated higher year-over-year new home orders in the fourth quarter of fiscal 2011 despite a litany of global and national economic challenges,” said Allan Merrill, CEO of Beazer Homes. “While we fell slightly short of our stated goal of matching last year’s orders for the full year, the double-digit improvements in home sales in both our third and fourth quarters allow us to begin fiscal 2012 with a backlog of home sales nearly 90% higher than we had a year ago. We have substantial cash liquidity and no significant debt maturities until 2015 and believe we are positioned in 2012 to make progress toward our objective of returning to profitability.”

Beazer Homes USA Inc., headquartered in Atlanta, Georgia, is one of the ten largest single-family homebuilders in the United States. The Company’s industry-leading eSMART high performance homes are designed to lower the total cost of home ownership while reducing energy and water consumption. With award-winning floor-plans, the Company offers homes that incorporate exceptional value and quality to consumers in 16 states, including Arizona, California, Delaware, Florida, Georgia, Indiana, Maryland, Nevada, New Jersey, New York, North Carolina, Pennsylvania, South Carolina, Tennessee, Texas, and Virginia. Beazer Homes is listed on the New York Stock Exchange and trades under the ticker symbol “BZH.”

Forward Looking Statements

This press release contains forward-looking statements. These forward-looking statements represent our expectations or beliefs concerning future events, and it is possible that the results described in this press release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of our control, that could cause actual results to differ materially from the results discussed in the forward-looking statements, including, among other things, (i) the final outcome of various putative class action lawsuits, multi-party suits and similar proceedings as well as the results of any other litigation or government proceedings and fulfillment of the obligations in the Deferred Prosecution Agreement and consent orders with governmental authorities and other settlement agreements; (ii) additional asset impairment charges or writedowns; (iii) economic changes nationally or in local markets, including changes in consumer confidence, declines in employment levels, volatility of mortgage interest rates and inflation; (iv) the effect of changes in lending guidelines and regulations and the uncertain availability of mortgage financing; (v) a slower economic rebound than anticipated, coupled with persistently high unemployment and additional foreclosures; (vi) continued or increased downturn in the homebuilding industry; (vii) estimates related to homes to be delivered in the future (backlog) are imprecise as they are subject to various cancellation risks which cannot be fully controlled, (viii) our cost of and ability to access capital and otherwise meet our ongoing liquidity needs including the impact of any downgrades of our credit ratings or reductions in our tangible net worth or liquidity levels; (ix) potential inability to comply with covenants in our debt agreements or satisfy such obligations through repayment or refinancing; (x) increased competition or delays in reacting to changing consumer preference in home design; (xi) shortages of or increased prices for labor, land or raw materials used in housing production; (xii) factors affecting margins such as decreased land values underlying lot option agreements, increased land development costs on communities under development or delays or difficulties in implementing initiatives to reduce production and overhead cost structure; (xiii) the performance of our joint ventures and our joint venture partners; (xiv) the impact of construction defect and home warranty claims including those related to possible installation of drywall imported from China; (xv) the cost and availability of insurance and surety bonds; (xvi) delays in land development or home construction resulting from adverse weather conditions; (xvii) potential delays or increased costs in obtaining necessary permits and possible penalties for failure to comply with laws, regulations and governmental policies; (xviii) potential exposure related to additional repurchase claims on mortgages and loans originated by Beazer Mortgage Corp.; (xix) estimates related to the potential recoverability of our deferred tax assets; (xx) effects of changes in accounting policies, standards, guidelines or principles; or (xxi) terrorist acts, acts of war and other factors over which the Company has little or no control.

Any forward-looking statement speaks only as of the date on which such statement is made, and, except as required by law, we do not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time and it is not possible for management to predict all such factors.

CONTACT: Beazer Homes USA, Inc.

Carey Phelps

Director, Investor Relations & Corporate Communications

770-829-3700

investor.relations@beazer.com